                                                   Exhibit 99.1

Press Release

Sanofi-aventis	Merck
Media Contact :	Media Contact :
Jean-Marc Podvin	David Caouette
+33 1 53 77 44 50	(908) 423 3461

Investor Contact :	Investor Contact :
Sébastien Martel	Eva Boratto
+33 1 53 77 45 45	(908) 423 5185

Sanofi-aventis completes Acquisition
of Merck's Interest in Merial

PARIS, FRANCE and WHITEHOUSE STATION, NJ. - September 18, 2009 - Sanofi-aventis (EURONEXT: SAN and NYSE: SNY) and Merck & Co., Inc. (NYSE: MRK) today announced that the acquisition by sanofi-aventis of Merck’s 50 percent interest in Merial Limited (Merial) has been completed.

Sanofi-aventis acquired Merck’s interest in Merial for a cash consideration of $4 billion (US).  Formed in 1997, Merial is a leading animal health company that was a 50/50 joint venture between Merck and sanofi-aventis and is now a wholly-owned subsidiary of sanofi-aventis.

As per the terms of the agreement signed on July 29, 2009, sanofi-aventis also has an option, following the closing of the Merck/Schering-Plough merger, to combine the Intervet/Schering-Plough Animal Health business with Merial to form an animal health joint venture that would be equally owned by the new Merck and sanofi-aventis. If the option is exercised by sanofi-aventis, the formation of the new animal health joint venture would be subject to approval by the relevant competition authorities.

The acquisition of Merial is expected to be accretive to sanofi-aventis' adjusted net income from the first year.

Christopher A. Viehbacher, chief executive officer of sanofi-aventis declared: “I am very happy to welcome Merial in the sanofi-aventis family. This acquisition strengthens sanofi-aventis’ position in the attractive animal health market. It illustrates our strategy to grow and diversify our business in order to become a global diversified healthcare leader with a sustainable growth and a reduced risk-profile.”

"The sale of Merck's interest in Merial allows us to remain on track for the closing of our merger with Schering-Plough in the fourth quarter, as planned," said Richard T. Clark, chairman, president and chief executive officer.  "With the new Merck, we look forward to gaining a strong market presence and pursuing valuable growth opportunities in the animal health sector."

Merial will report to Hanspeter Spek, executive vice president, Global Operations, sanofi-aventis.

In 2008, Merial ranked number three in the animal health market with sales of $ 2.7 billion and a market share estimated at 13.8 percent.

About Merck
Merck & Co., Inc. is a global research-driven pharmaceutical company dedicated to putting patients first.  Established in 1891, Merck discovers, develops, manufactures and markets vaccines and medicines to address unmet medical needs.  The Company devotes extensive efforts to increase access to medicines through far-reaching programs that not only donate Merck medicines but help deliver them to the people who need them.  Merck also publishes unbiased health information as a not-for-profit service.  For more information, visit www.merck.com.

About sanofi-aventis
Sanofi-aventis, a leading global pharmaceutical company, discovers, develops and distributes therapeutic solutions to improve the lives of everyone. Sanofi-aventis is listed in Paris (EURONEXT: SAN) and in New York (NYSE: SNY).

About Merial
Merial is a world-leading, innovation-driven animal health company, providing a comprehensive range of products to enhance the health, well-being and performance of a wide range of animals. Merial employs approximately 5,700 people and operates in more than 150 countries worldwide. Merial Limited is a subsidiary of sanofi-aventis. For more information, please see www.merial.com.

Forward Looking Statements by sanofi-aventis
This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, as amended.  Forward-looking statements are statements that are not historical facts.  These statements include financial projections and estimates and their underlying assumptions, statements regarding plans, objectives, intentions and expectations with respect to future events, operations, products and services, and statements regarding future performance.  Forward-looking statements are generally identified by the words “expects,” “anticipates,” “believes,” “intends,” “estimates,” “plans” and similar expressions.  Although sanofi-aventis’ management believes that the expectations reflected in such forward-looking statements are reasonable, investors are cautioned that forward-looking information and statements are subject to various risks and uncertainties, many of which are difficult to predict and generally beyond the control of sanofi-aventis, that could cause actual results and developments to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements.  These risks and uncertainties include those discussed or identified in the public filings with the SEC and the AMF made by sanofi-aventis, including those listed under “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in sanofi-aventis’ annual report on Form 20-F for the year ended December 31, 2008.  Other than as required by applicable law, sanofi-aventis does not undertake any obligation to update or revise any forward-looking information or statements.

Forward Looking Statements by Merck
This communication also includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995.  Such statements may include, but are not limited to, statements about the benefits of the proposed merger between Merck and Schering-Plough, including future financial and operating results, the combined company’s plans, objectives, expectations and intentions and other statements that are not historical facts.  Such statements are based upon the current beliefs and expectations of Merck’s and Schering-Plough’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the possibility that the expected synergies from the proposed merger of Merck and Schering-Plough will not be realized, or will not be realized within the expected time period, due to, among other things, the impact of pharmaceutical industry regulation and pending legislation that could affect the pharmaceutical industry; the ability to obtain governmental and self-regulatory organization approvals of the merger on the proposed terms and schedule; the actual terms of the financing required for the merger and/or the failure to obtain such financing; the risk that the businesses will not be integrated successfully; disruption from the merger making it more difficult to maintain business and operational relationships; the possibility that the merger does not close, including, but not limited to, due to the failure to satisfy the closing conditions; Merck’s ability to accurately predict future market conditions; dependence on the effectiveness of Merck’s patents and other protections for innovative products; the risk of new and changing regulation and health policies in the U.S. and internationally and the exposure to litigation and/or regulatory actions. Merck undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.  Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in Merck’s 2008 Annual Report on Form 10-K, Current Report on Form 8-K filed on June 22, 2009, Merck's other filings with the Securities and Exchange Commission (the “SEC”) available at the SEC’s Internet site (www.sec.gov).